Exhibit 5.1




                         McGrath, North, Mullin & Kratz, P.C.
                                222 South 15th Street
                                      Suite 1400
                                   Omaha, NE 68102
                                    (402) 341-3070



                                             March 11, 1994


          ConAgra, Inc.
          One ConAgra Drive
          Omaha, NE 68102-5001

          Gentlemen:

               ConAgra, Inc. (the "Company") and ConAgra Capital, L.C. ("ConAgra Capital") propose to jointly file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a registration statement on Form S-3 (the "Registration Statement") covering up to $450,000,000 in securities including
          (i) the proposed issuance from time to time of certain preferred securities of ConAgra Capital (the "Preferred Securities") and
          (ii) the proposed issuance from time to time of debt securities of ConAgra (the "Debt Securities") which are to be issued in one or more series from time to time under one or more indentures (each an "Indenture"), the forms of which appear as an exhibit to the Registration Statement. In connection with the issuance of any Preferred Securities, the Company may enter into certain obligations including debentures, guarantees, and expense payment agreements (collectively, the "Backup Undertakings"). In connection with the foregoing, we have examined corporate records of the Company and such other documents and materials as we considered relevant to the opinions set forth below, and have made such investigation of matters of law and fact as we have considered appropriate.

               Based on the foregoing, we are of the opinion that:

               1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power to execute and deliver each Indenture and the Debt Securities.

               2. The execution and delivery of each Indenture by the Company has been duly authorized, and, subject to compliance with the procedures specified in each Indenture relating to the authorization of the several series of Debt Securities, the issuance of the Debt Securities in such series will be duly authorized; and when each Indenture has been duly executed and delivered by the Company and the Debt Securities of a series has been so authorized and executed by the Company, authenticated by the applicable trustee and delivered against payment therefor, the Debt Securities of such series will constitute legally issued and valid obligations of the Company.

               3. When (a) the terms of the Backup Undertakings of the Company relating to the Preferred Securities have been duly established in accordance with applicable law, (b) the instruments relating to the Backup Undertakings have been duly authorized, executed and delivered, (c) the Preferred Securities to which any of the Backup Undertakings relate have been duly issued and sold and the purchase price therefor has been received, the Backup Undertakings will constitute valid and binding obligations of the Company, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditor's rights and to general equity principles.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the section entitled "Legal Matters" of the Registration Statement.

                                        Very truly yours,

                                        McGRATH,  NORTH,  MULLIN  &  KRATZ,
          P.C.


                                        /s/ David L. Hefflinger

                                        FOR THE FIRM